EXHIBIT 99.1

For further information, contact:

Michael Hara	Hector Marinez
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 486-3443
mhara@nvidia.com	hmarinez@nvidia.com

FOR IMMEDIATE RELEASE:

NVIDIA REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF FISCAL 2009

SANTA CLARA, CA—NOVEMBER 6, 2008—NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the third quarter of fiscal 2009 ended October 26, 2008.

For the third quarter of fiscal 2009, revenue was $897.7 million compared to $1.12 billion for the third quarter of fiscal 2008, a decrease of 20 percent. For the nine months ended October 26, 2008, revenue increased to $2.94 billion compared to $2.90 billion for the nine months ended October 28, 2007, an increase of 2 percent.

During the third quarter of fiscal 2009, NVIDIA recorded an $8.3 million charge against operating expenses related to restructuring costs in connection with its workforce reduction.  These pre-tax charges are comprised of severance and related expenses.

NVIDIA’s results for the third quarter of fiscal 2009, computed in accordance with U.S. generally accepted accounting principles (GAAP), included net income of $61.7 million, or $0.11 per diluted share.  Non-GAAP net income for the third quarter of fiscal 2009, which excludes stock-based compensation charges, a non-recurring charge against cost of revenue related to a royalty dispute, a restructuring charge against operating expenses, and the associated tax impact, was $111.4 million, or $0.20 per diluted share.

GAAP net income for the nine months ended October 26, 2008 was $117.6 million, or $0.20 per diluted share, compared to $540.7 million, or $0.89 per diluted share, for the nine months ended October 28, 2007.  Non-GAAP net income for the nine months ended October 26, 2008, which excludes stock-based compensation charges, a non-recurring charge against cost of revenue related to a royalty dispute, a non-recurring warranty charge against cost of revenue, a restructuring charge against operating expenses, and the associated tax impact was $397.7 million, or $0.68 per diluted share, compared to $626.7 million, or $1.06 per diluted share, for the nine months ended October 28, 2007.

“We made good progress on multiple fronts during the quarter,” said Jen-Hsun Huang, president and CEO of NVIDIA.  “Improving gross margin while managing operating expenses enabled us to significantly improve our operating fundamentals.  We transitioned our performance segment GPUs to 55 nanometers and are now poised to recapture lost share.  We entered the fastest growing segment of the PC market with our first notebook chipset for Intel processors, and delivered on several exciting new growth initiatives – 3-way SLI for the Intel Core i7 processor platform, Quadro CX for Adobe CS4 creative professionals and the Tesla supercomputing processor.”

Third Quarter Fiscal 2009 and Recent Highlights:

·
NVIDIA introduced the GeForce 9400 and 9300 motherboard GPUs for Intel desktop PCs.  The new motherboard GPUs set a new price/performance standard for integrated graphics by combining the power of three different chips into one highly compact and efficient GPU.

·
Together with Apple, NVIDIA launched the new GeForce 9400M motherboard GPU for their new lineup of Mac notebooks.  The GeForce 9400M is the industry’s first processor to integrate three complex chips – the northbridge, the IO/network processor, and GeForce GPU into a single chip, and as a result, delivers up to a 5X performance increase over Intel integrated graphics in one-half the size.  The MacBook and MacBook Air come standard with the 9400M. The MacBook Pro comes standard with the hybrid combination of two GeForce GPUs - the 9400M is used for maximum battery life and a GeForce 9600M GT for high performance mode.

·
NVIDIA announced the NVIDIA Quadro CX, the industry’s first accelerator for Adobe’s Creative Suite 4 content creation software.  Adobe CS4 software has now added optimization to take advantage of GPU technology.  NVIDIA specifically designed and optimized the Quadro CX to enhance the performance of the CS4 product line and to give creative professionals the ultimate performance and productivity.

·
For design and creative professionals, NVIDIA introduced five new Quadro FX notebook GPUs that span from ultra-high performance to ultra mobility.  NVIDIA also delivered the first desk side visual supercomputer with the Quadro Plex D Series.   At this year’s SIGGRAPH 2008, NVIDIA set a new milestone in computer graphics by demonstrating the world’s first real-time fully-interactive ray tracer on the new Quadro Plex D2 system.

Conference Call and Web Cast Information
NVIDIA will conduct a conference call with analysts and investors to discuss its third quarter fiscal 2009 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (212) 231-2901. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site www.nvidia.com/ir and at www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its fourth quarter fiscal 2009.

Non-GAAP Measures
To supplement the Company’s Condensed Consolidated Statements of Income presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP net income, and non-GAAP diluted net income per share. In order for our investors to be better able to compare our current results with those of previous periods, we have shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, a non-recurring charge against cost of revenue related to a royalty dispute, a non-recurring warranty charge against cost of revenue, a restructuring charge against operating expenses, and the associated tax impact, where applicable. We believe the presentation of our non-GAAP financial measures enhances the user's overall understanding of our historical financial performance. The presentation of our non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA
NVIDIA is the world leader in visual computing technologies and the inventor of the GPU, a high-performance processor which generates breathtaking, interactive graphics on workstations, personal computers, game consoles, and mobile devices. NVIDIA serves the entertainment and consumer market with its GeForce® products, the professional design and visualization market with its Quadro® products, and the high-performance computing market with its Tesla™ products. NVIDIA is headquartered in Santa Clara, California and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to: our growth opportunities; our positioning to recapture lost share; the performance of the NVIDIA GeForce 9300, 9400 and 9400M motherboard GPUs; and the impact of Quadro CX on Adobe’s Creative Suite 4 software are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including our Form 10-Q for the fiscal period ended July 27, 2008. Copies of reports filed with the SEC are posted on our website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

Copyright © 2008 NVIDIA Corporation. All rights reserved. NVIDIA, GeForce, Quadro, and Tesla are registered trademarks and/or trademarks of NVIDIA Corporation in the United States and other countries. All other company and/or product names may be trade names, trademarks, and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007

Revenue	$897,655	$1,115,597	$2,943,719	$2,895,130
Cost of revenue	529,812	600,044	1,911,116	1,575,447
Gross profit	367,843	515,553	1,032,603	1,319,683

Operating expenses:
Research and development	212,360	179,529	644,100	495,802
Sales, general and administrative	90,349	88,183	275,782	250,034
Restructuring charges	8,338	-	8,338	-
Total operating expenses	311,047	267,712	928,220	745,836

Operating income	56,796	247,841	104,383	573,847
Interest and other income, net	4,207	18,958	23,038	47,592
Income before income tax expense	61,003	266,799	127,421	621,439
Income tax expense (benefit) (A)	(745)	31,138	9,797	80,787
Net income	$61,748	$235,661	$117,624	$540,652

Basic net income per share	$0.11	$0.42	$0.21	$0.99
Diluted net income per share	$0.11	$0.38	$0.20	$0.89

Shares used in basic per share computation	543,807	554,966	551,623	547,796
Shares used in diluted per share computation	564,536	612,985	590,490	605,733

(A) The income tax expense (benefit) rate for the three and nine months ended October 26, 2008 was (1.2)% and 7.7%, respectively. The income tax expense rate for the three and nine months ended October 28, 2007 was 11.7% and 13.0%, respectively.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007

GAAP gross profit	$367,843	$515,553	$1,032,603	$1,319,683
Stock-based compensation expense included in cost of revenue (A)	3,558	2,566	10,027	8,077
Non-recurring charge related to a royalty dispute	4,500	-	4,500	-
Warranty charge against cost of revenue arising from a weak die/packaging material set	-	-	195,954	-
Non-GAAP gross profit	$375,901	$518,119	$1,243,084	$1,327,760

GAAP net income	$61,748	$235,661	$117,624	$540,652
Stock-based compensation expense (A)	38,384	32,003	120,873	98,868
Restructuring charges	8,338	-	8,338	-
Non-recurring charge related to a royalty dispute	4,500	-	4,500	-
Warranty charge against cost of revenue arising from a weak die/packaging material set	-	-	195,954	-
Income tax impact of non-GAAP adjustments	(1,540)	(3,491)	(49,624)	(12,853)
Non-GAAP net income	$111,430	$264,173	$397,665	$626,667

Diluted net income per share
GAAP	$0.11	$0.38	$0.20	$0.89
Non-GAAP	$0.20	$0.44	$0.68	$1.06

Shares used in GAAP diluted net income per share computation	564,536	612,985	590,490	605,733
Cumulative impact of non-GAAP adjustments (B)	(3,374)	(17,927)	(9,058)	(16,716)
Shares used in non-GAAP diluted net income per share computation	561,162	595,058	581,432	589,017

(A) Results include stock-based compensation expense as follows (in thousands):
	Three Months Ended		Nine Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007

Cost of revenue	$3,558	$2,566	$10,027	$8,077
Research and development	$22,740	$18,650	$71,500	$57,471
Sales, general and administrative	$12,086	$10,787	$39,346	$33,320

(B) Reflects an adjustment to the diluted outstanding shares calculated under SFAS 123R to conform to diluted outstanding shares calculated under prior accounting standards (APB 25).

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	October 26,	January 27,
	2008	2008
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$1,304,888	$1,809,478
Accounts receivable, net	607,834	666,494
Inventories	523,988	358,521
Prepaid expenses and other current assets	43,389	54,336
Total current assets	2,480,099	2,888,829

Property and equipment, net	609,674	359,808
Goodwill	366,286	354,057
Intangible assets, net	155,646	106,926
Deposits and other assets	37,193	38,051
Total assets	$3,648,898	$3,747,671

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$387,252	$492,099
Accrued liabilities	617,213	475,062
Total current liabilities	1,004,465	967,161

Other long-term liabilities	157,358	162,598
Stockholders' equity	2,487,075	2,617,912
Total liabilities and stockholders' equity	$3,648,898	$3,747,671